EXHIBIT 99.1

Neose Technologies Announces Closing of Asset Sales to Novo Nordisk and BioGeneriX; First Step in Plan of Liquidation

HORSHAM, PA, January 27, 2009 — Neose Technologies, Inc. (Nasdaq GM: NTEC) today announced the closing on January 27, 2009 of the previously announced sale of substantially all of the Company’s assets to Novo Nordisk A/S (NYSE: NVO) and BioGeneriX AG in accordance with asset purchase agreements dated September 17, 2008 (the “Asset Sales”).  The Company received gross proceeds of $43 million in connection with the Asset Sales.  Each of the Asset Sales required the approval of Neose stockholders.  The required approvals were obtained at a special meeting of stockholders held on January 26, 2009.  Morgan Lewis acted as special transaction counsel and RBC Capital Markets acted as exclusive financial advisor to Neose in these transactions.

The Asset Sales are the initial step in a Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”), which was also approved and adopted by Neose’s stockholders at the Special Meeting.  In accordance with the Plan of Liquidation, Neose intends to file a certificate of dissolution with the Delaware Secretary of State on or about March 2, 2009.  The Company will close its stock transfer books and discontinue recording transfers of shares of its common stock at the close of business on the date the certificate of dissolution is filed.  Thereafter, certificates representing shares of Neose common stock will not be assignable or transferable on the Company’s books.  In order to curtail expenses, after filing the certificate of dissolution, the Company intends to terminate the registration of its common stock and suspend its reporting obligations under the Exchange Act.

The Company anticipates that an initial distribution of liquidation proceeds, if any, will be made to its stockholders within 30 days of its filing of a certificate of dissolution.  As the Company liquidates its remaining assets and satisfies its outstanding liabilities, including its real estate leases, the Company intends to distribute additional liquidation proceeds, if any, to its stockholders as the Company’s Board of Directors deems appropriate.  The Company’s current estimate is that there will be between $19,500,000 and $30,000,000, or $0.36 to $0.55 per share of the Company’s common stock, available for distribution over time to the Company’s stockholders with the final distribution amount to be determined and the final distribution made after settlement and satisfaction of all of the Company’s liabilities.  However, if certain contingent liabilities are not able to be settled within the currently estimated range, the amount available for distribution could fall outside the estimated distribution range.

In addition to distributions to holders of the Company’s common stock and in accordance with the terms of certain common stock purchase warrants issued in connection with the Company’s March 2007 equity financing, each warrant holder has an option to receive a cash payment within 30 days of the closing of the Asset Sales in exchange for such holder’s warrants.  The cash payment amount, as determined according to the terms of the warrants, is approximately $0.18 per warrant share, or an aggregate of approximately $1,800,000, assuming the surrender of all warrants.  These amounts have been factored into the amount currently estimated to be distributed in liquidation as set forth above.

Forward-Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ, including the risk that the Company will delay the filing of, or not file at all, the certificate of dissolution and the risk that the timing and amount of liquidating distributions may change.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see our proxy statement filed with the Securities and Exchange Commission (“SEC”) on December 17, 2008 and discussions of potential risks and uncertainties in our subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis
Sr. Vice President and Chief Financial Officer
(215) 315-9000